Exhibit 99.3

September 23, 2007
To All ARRIS and C-COR Employees:
Today we are extremely pleased to announce that our respective companies, ARRIS and C-COR, have signed a definitive agreement to merge. The combination of our two businesses will create the leading pure play solutions provider to the global cable industry offering a full suite of IP telephony, high speed data, video infrastructure and video management solutions.
The combination of ARRIS’ leading voice, data and video products together with
C-COR’s leading access, transmission, video and software solutions will result in a much better positioned combined business than either company would have individually. We believe the combined business will be uniquely positioned to capture “triple and quad play” spending by delivering proven, next generation voice, data and video, transmission and software solution products to broadband service providers.
The combined organization will also have an impressive global footprint with excellent customer and product line diversity and an even stronger international sales, R&D, and support presence. This transaction will create a company that reported over $1.2bn in combined sales over the last four quarters. With over 2000 employees, the combined sales force, engineering and R&D, administration, marketing and manufacturing teams will be a formidable adversary to our competitors.
Over the next several months, while we await regulatory and shareholder approval, we will begin planning the transition to one organization, making sure to understand the strengths of each organization and to build upon them. Although many decisions have yet to be determined, we will continue to communicate with employees as the process proceeds, in anticipation of a closing date in early 2008.
In the meantime, it is business as usual as we have customers to serve and products to build. Please stay focused and continue executing on our current business plans in order to realize the success we know we are capable of achieving. We both would like to thank you for your solid efforts to date that have positioned us to make this next exciting step that we are announcing today possible and look forward to your continued support as we work together to achieve our desired results for our customers, shareholders and very importantly each of you.

Bob Stanzione	Dave Woodle
Chairman and Chief Executive Officer	CEO & Chairman of the Board
ARRIS	C-COR

Additional Information and Where to Find It
In connection with the proposed combination of ARRIS and C-COR, ARRIS will file with the SEC a registration statement on Form S-4, which will include a proxy statement of C-COR and a proxy statement and prospectus of ARRIS. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about ARRIS and C-COR, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to ARRIS Group Inc, 3871 Lakefield Drive, Suwanee, Georgia 30024, Attention: Investor Relations (678) 473-2647, or to C-COR, 60 Decibel Road, State College, Pennsylvania 16801, Attention: Director of Investor Relations (800) 233-2267 ext. 4402.
Participants in the Solicitation
ARRIS, C-COR and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding ARRIS’ directors and executive officers is available in the Proxy Statement with respect to ARRIS’ 2007 Annual Meeting of Stockholders filed by ARRIS with the SEC on April 9, 2007. Information regarding C-COR’s directors and executive officers is available in the Proxy Statement with respect to C-COR’s 2006 Annual Meeting of Stockholders filed by C-COR with the SEC on September 15, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

2